EXHIBIT 99.1

LAKEWOOD RANCH, FL / ACCESSWIRE / September 7, 2022 / Major League Football, Inc. (OTCPINK:MLFB) announced today that it had executed a $2,500,000 Stock Equity Purchase Agreement with NYC based investment firm, Alumni Capital LP, and an identical $2,500,000 Stock Equity Purchase Agreement with North Carolina based Janbella Group, LLC.

Counsel for the Company is in the final preparation stage for the filing of a Form S-1 Registration Statement with the SEC  incorporating the terms of these agreements. CEO Frank Murtha stated that these two significant sources of capital, when approved by the SEC, “will provide substantial funding for MLFB to continue its preparations for a 2023 Spring Season of football and retire obligations incurred during its training camp in Mobile, AL.

 “We’ve been involved with Major League Football for a while now and are now doubling down on our investment thesis. With the proper capital infusion, the company will be in an advantageous position and make its way towards a solidified and efficient season in 2023.” says Ashkan Mapar, Portfolio Manager of Alumni Capital.

Murtha further stated that additional details on the 2023 Season would be provided in the near future as they develop. All key staff remain in place and are dedicated to implementing this plan.

ABOUT ALUMNI

Alumni Capital Management is a millennial alternative investment manager that focuses on making opportunistic and event-driven investments into small cap companies. More information on Alumni can be found at https://www.alumnicapital.com.

Contacts:

Frank Murtha, CEO

F.murtha@mlfb.com

Kevin Mclenithan, IR

k.mclenithan@mlfb.com

SOURCE: Major League Football, Inc.